Exhibit 99.1

                SWEET WATER STATE BANCSHARES, INC.
   Proxy for Special Meeting of Shareholders, September 9, 1999

               Solicited by the Board of Directors

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareholder of Sweet Water State Bancshares, Inc., do hereby nominate, constitute and appoint William B. Booker and Stratton F. Lewis, Jr., and each of them, with full power to act alone, my true and lawful attorneys and proxies with full power of substitution, for me and in my name, place and stead to vote all Common Stock of Sweet Water State Bancshares, Inc. standing in my name on its books on July 27, 1999, at the Special Meeting of its Shareholders to be held at 101 Main Street, Sweet Water, Alabama, on September 9, 1999 at 10:00 a.m.,
Central Time, and at any adjournment thereof, with all powers that the undersigned would possess if personally present, conferring upon my said attorneys and proxies all discretionary authority permitted by applicable law and regulations, as follows:


     1. Plan of Merger. Adoption of the Agreement and Plan of Merger, as described in the Prospectus dated August 4, 1999, whereby: (i) Sweet Water State Bancshares, Inc. will be merged with and into South Alabama Bancorporation, Inc.; and (ii) shareholders of Sweet Water State Bancshares, Inc. will receive 14.17 shares of South Alabama Bancorporation, Inc. Common Stock subject to adjustment for fluctuation of South Alabama Bancorporation, Inc.'s stock price, for each share of their stock of Sweet Water State Bancshares, Inc..



                                                     FOR ________

                                                 AGAINST ________

                                                 ABSTAIN ________


      2. Other Business. The proxies are authorized to vote in their discretion upon such other business as may be brought before the meeting or any adjournment thereof. The Board of Directors currently knows of no other business to be presented.

     If properly executed and returned, the shares represented by this proxy will be voted in accordance with the directions given herein. If no specific directions are given, the shares will be voted, subject to and in accordance with the provisions contained in the Prospectus dated August 4, 1999, "For" the approval of the merger. If any other business is presented at the meeting, the shares will be voted in accordance with the recommendations of the Board of Directors.

     This proxy may be revoked at any time prior to its exercise by written notice or a subsequently dated proxy delivered to Sweet Water State Bancshares, Inc..

Please date, sign and mail this proxy in the envelope provided.
Postage not necessary if mailed in the United States.

             Proxy Number                    Number of Shares





                              DATED:_____________________, 1999



                              SIGNED:


                              __________________________________________________
                              (Please sign exactly as the name appears hereon. If stock is held in the names of joint owners, each should sign. Attorneys, Executors, Administrators, etc. should so indicate.)